                                           EXHIBIT (c)(2)

                  ADMINISTRATION AGREEMENT

          Agreement made as of Sept. 27, 1989, between VAN KAMPEN MERRITT PRIME RATE INCOME TRUST, a Massachu-setts business trust (the "Fund"), and VAN KAMPEN MERRITT
INC., a Delaware corporation (the "Administrator").

          WHEREAS, the Fund intends to operate as a closed-end management investment company, and is so reg-istered under the Investment Company Act of 1940, as amended ("1940 Act"); and

          WHEREAS, the Fund wishes to retain the Adminis-trator to provide certain administrative services to the Fund, under the terms and conditions stated below, and the Administrator is willing to provide such services for the compensation set forth below;

          NOW, THEREFORE, in consideration of the prem-ises and mutual covenants contained herein, the parties agree as follows:

1. Appointment. The Fund hereby appoints the Adminis-trator to administer the Fund, and the Administrator accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below.

2. Services and Duties of the Administrator. Subject to the supervision of the Fund's Board of Trustees
("Board"), the Administrator will:

    (a) Monitor the provisions of the loan agreements and any agreements with respect to participa-tions and assignments and be responsible for recordkeeping with respect to senior loans in the Fund's portfolio;

    (b) Prepare all reports required to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports to shareholders;

    (c) Arrange for the dissemination to shareholders of the Fund's proxy materials and oversee the tabulation of proxies by the Fund's transfer agent;

    (d) Negotiate the terms and conditions under which custodian services will be provided to the Fund and the fees to be paid by the Fund to its custodian (which may or may not be an affiliate of the Fund's investment adviser), in connec-tion therewith;

     (e) Negotiate the terms and conditions under which dividend disbursing services will be provided to the Fund, and the fees to be paid by the Fund in connection therewith; review the provi-sion of dividend disbursing services to the Fund;

     (f) Determine the amounts available for distribu-tion as dividends and distributions to be paid by the Fund to its shareholders; prepare and arrange for the printing of dividend notices to shareholders; and provide the Fund's dividend disbursing agent and custodian with such infor-mation as is required for such parties to ef-fect the payment of dividends and distributions and to implement the Fund's dividend reinvest-ment plan;

     (g) Make such reports and recommendations to the Board as the Board reasonably requests or deems appropriate; and

     (h) Provide shareholder services to holders or potential holders of the Fund's securities including but not limited to responding to shareholder requests for information.

3. Public Inquiries. The Fund and the Administrator agree that the Administrator will not be responsible for replying to questions or requests for information con-cerning the Fund from shareholders, brokers or the pub-lic. The Fund will inform the Administrator of the party or parties to whom any such questions or requests should be directed, and the Administrator will refer such ques-tions and requests to such party or parties.

4.  Compliance with the Fund's Governing Documents and
Applicable Law. In all matters relating to the perfor-mance of this Agreement, the Administrator will act in conformity with the Declaration of Trust, By-Laws and registration statement of the Fund and with the direc-tions of the Board and Fund executive officers and will conform to and comply with the requirements of the 1940

Act and all other applicable federal or state laws and regulations.

5. Services Not Exclusive. The Administrator's services hereunder are not deemed to be exclusive, and the Admin-istrator is free to render administrative or other ser-vices to other funds or clients so long as the Adminis-trator's services under this Agreement are not impaired thereby.

6. Compensation. For the services provided and expenses assumed by the Administrator under this Agreement, the Fund will pay the Administrator a fee, accrued daily and paid monthly, at the annualized rate of .25% of the Fund's average weekly managed assets (which, for the purposes of determining such fee, shall mean the average weekly value of the total assets of the Fund, minus the sum of the accrued liabilities of the Fund other than the aggregate amount of any borrowings undertaken by the
Fund).

7.  Limitation of Liability of the Administrator. The
Administrator will not be liable for any error of judg-ment or mistake of law or for any loss suffered by the Fund or its shareholders in connection with the perfor-mance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

8. Limitation of Liability of the Trustees and Share-holders of the Fund. Pursuant to the provisions of Arti-cle V, Section 5.5 of the Declaration of Trust as amended or restated as of the date hereof, this Agreement is entered into by the Board not individually, but as trust-ees under such Declaration of Trust and the obligations of the Fund hereunder are not binding upon any such trustees or shareholders of the Fund, but bind only the trust estate.

9. Duration and Termination. This Agreement will become effective upon the date hereabove written and shall con-tinue in effect thereafter until terminated without pen-alty by the Administrator or the Fund upon 30 days' writ-ten notice to the other and shall automatically terminate in the event of its assignment as that term is defined in the 1940 Act.

10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminat-ed orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiv-er, discharge or termination is sought.

11. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachu-setts and the 1940 Act. To the extent that the applica-ble laws of the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the lat-ter shall control.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or other-wise affect their construction or effect. If any provi-sion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above writ-ten.

Attest:                  VAN KAMPEN MERRITT
                          PRIME RATE INCOME TRUST

/s/ Weston B. Wetherell   By: /s/ Edward C. Wood III
------------------------      -----------------------
Weston B. Wetherell         Edward C. Wood III,
Assistant Secretary         Vice President &
                            Treasurer

Attest:                     VAN KAMPEN MERRITT INC.

/s/ Weston B. Wetherell   By: /s/ William R. Molinari
-----------------------       -----------------------
Weston B. Wetherell         William R. Molinari, President
Assistant Secretary